Harley-Davidson Announces Fourth Quarter, Full-Year 2019 Results

MILWAUKEE, January 28, 2020 - Harley-Davidson, Inc. (NYSE:HOG) today reported fourth quarter and full-year 2019 results. Fourth quarter earnings per share (EPS) was up year-over-year and overall performance in the quarter and full-year was in line with company expectations. The company advanced its More Roads to Harley-Davidson plan and is on-track to realize its expectation of significant growth in 2021.

2019 Highlights and Results

•	Delivered fourth quarter GAAP diluted EPS of $0.09; up year-over-year

•	Advanced More Roads plan, on-track for significant 2021 growth

•	Increased focus on rider commitment; in the U.S., 527,000 riders joined in 2019, up year-over-year[1]

•	Tempered worldwide year-over-year retail sales rate of decline

•	Completed steps to mitigate the majority of recent EU and China tariff impacts in 2020

•	Completed key milestones of the manufacturing optimization initiative and exceeded expected full-year savings

•	Repurchased $286.7 million of shares; increased dividends 1.4 percent versus prior year to $1.50 per share

Fourth quarter 2019 GAAP diluted EPS was $0.09. Year-ago GAAP diluted EPS was $0.00. Excluding restructuring plan costs and the impact of recent EU and China tariffs, adjusted fourth quarter 2019 diluted EPS was $0.20 compared to $0.17 in the fourth quarter of 2018. Fourth quarter 2019 net income was $13.5 million on consolidated revenue of $1.07 billion versus net income of $0.5 million on consolidated revenue of $1.15 billion in the fourth quarter of 2018.
Full-year 2019 GAAP diluted EPS was $2.68. Year-ago GAAP diluted EPS was $3.19. Excluding restructuring plan costs and the impact of recent EU and China tariffs, adjusted 2019 diluted EPS was $3.36 compared to $3.78 in 2018. Full-year 2019 net income was $423.6 million on consolidated revenue of $5.36 billion versus net income of $531.5 million on consolidated revenue of $5.72 billion in 2018.
“Our performance in Q4 and the full year was in line with our expectations and indicative of increased business stability driven by the tremendous efforts of our employees and dealers,” said Matt Levatich, president and chief executive officer of Harley-Davidson. “In 2019, we took important steps toward returning to significant growth in 2021 - including launching LiveWire, our first electric motorcycle, optimizing our global dealer network and expanding our international footprint,” said Levatich.

Strategy to Build Riders; Accelerated plan for growth

Harley-Davidson’s strategy to build the next generation of Harley-Davidson riders globally is supported by these strategic objectives from 2017 through 2027: expand to 4 million total Harley-Davidson riders in the U.S., grow international business to 50 percent of annual Harley-Davidson Motor Company (HDMC) revenue, launch 100 new high impact motorcycles, deliver superior return on invested capital for HDMC (S&P 500 top 25%) and grow its business without growing its environmental impact.

More Roads to Harley-Davidson is the company’s accelerated plan for growth that aims to deliver sustainable growth and build committed riders from 2018 through 2022. The company is focusing investment and building new capabilities to invigorate the Harley-Davidson brand to spark passion that deepens rider commitment. The company’s More Roads plan leverages and integrates new products, broader access, stronger dealers and amplifying the brand as catalysts to ignite and sustain momentum and deliver growth.

The company plans to maintain its targeted investment and return profile and capital allocation strategy, while it funds strategic opportunities expected to drive significant revenue growth and expand operating margin starting in 2021.

In 2019, Harley-Davidson continued to advance its More Roads plan initiatives, including:

•	Asserted its leadership in the electrification of motorcycles with the launch of LiveWire™, the company’s first electric motorcycle, and IRONe™, an electric-powered two-wheeler for kids

•	Launched new high impact models and delivered significant technology to its class-leading model year 2020 motorcycles to inspire new and existing riders

•	Commissioned Thailand manufacturing facility and established a China distribution center, increasing customer access with more competitive prices

•	Improved and expanded global ecommerce and digital capabilities

•	Advanced good-to-great dealers - meeting its customer experience and sales conversion targets

•
Honed and accelerated efforts to amplify brand and build committed riders; more riders joined Harley-Davidson in the U.S. in 2019 compared to 2018 and the total pool of Harley-Davidson riders in the U.S. grew to 3.1 million in 2019[1]

“We see 2020 as the pivotal year in the transformation of Harley-Davidson. This year we will broaden the reach of our brand and build more committed riders as we enter new and growing segments in motorcycling and eBicycles; more and easier access to two-wheeled freedom on a Harley is well underway,” said Levatich.

Manufacturing Optimization

Harley-Davidson exceeded full-year expected savings from its manufacturing optimization initiative, realizing savings of $32.2 million, ahead of its estimate of $25 million to $30 million and incurred costs of $43.0 million in 2019. Aiming to further improve its manufacturing operations and cost structure, the company initiated efforts in the first quarter of 2018 including closing its wheel manufacturing facility in Australia and consolidating its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. The company continues to expect annual ongoing cash savings of $65 million to $75 million starting in 2021.

Harley-Davidson Retail Motorcycle Sales

Vehicles	4th Quarter			Full-Year
	2019	2018	Change	2019	2018	Change
U.S.	20,204	20,849	(3.1)%	125,960	132,868	(5.2)%
EMEA	7,187	7,353	(2.3)%	44,086	46,602	(5.4)%
Asia Pacific	7,691	7,244	6.2%	29,513	28,724	2.7%
Latin America	2,513	2,515	(0.1)%	9,768	10,167	(3.9)%
Canada	1,159	1,350	(14.1)%	8,946	9,690	(7.7)%
International Total	18,550	18,462	0.5%	92,313	95,183	(3.0)%
Worldwide Total	38,754	39,311	(1.4)%	218,273	228,051	(4.3)%

U.S. retail sales rate declines continued to temper. The year-over-year retail sales rate of decline in the fourth quarter was the lowest in 12 quarters and the full-year retail sales rate of decline was the lowest since 2016. Fourth quarter 601+cc U.S. market share was up 1.0 percentage points, to 50.4 percent and full-year market share was 49.1 percent, down slightly versus 2018.

International retail sales were up slightly in the fourth quarter behind continued growth in emerging markets. Full-year international retail sales finished down 3.0 percent. Harley-Davidson’s full-year 601+cc Europe market share was 8.9 percent.

Motorcycles and Related Products Segment Results

$ in thousands	4th Quarter			Full-Year
	2019	2018	Change	2019	2018	Change
Motorcycle Shipments (vehicles)	40,454	43,489	(7.0)%	213,939	228,665	(6.4)%
Revenue	$874,095	$955,633	(8.5)%	$4,572,678	$4,968,646	(8.0)%
Motorcycles	$666,287	$738,167	(9.7)%	$3,538,269	$3,882,963	(8.9)%
Parts & Accessories	$129,266	$142,168	(9.1)%	$713,400	$754,663	(5.5)%
General Merchandise	$57,187	$58,444	(2.2)%	$237,566	$241,964	(1.8)%
Gross Margin	25.2%	27.6%	(2.3) pts.	29.4%	32.5%	(3.2) pts.
Operating (Loss) Income	($46,460)	($59,543)	22.0%	$289,620	$422,363	(31.4)%
Operating Margin	(5.3)%	(6.2)%	0.9 pts.	6.3%	8.5%	(2.2) pts.

Revenue from the Motorcycles and Related Products (Motorcycles) segment was down in the fourth quarter and on a full-year basis. Full-year operating income decreased primarily due to lower revenues and increased tariff costs, partially offset by lower SG&A and restructuring expense.

Financial Services Segment Results

$ in thousands	4th Quarter			Full-Year
	2019	2018	Change	2019	2018	Change
Revenue	$198,176	$190,229	4.2%	$789,111	$748,229	5.5%
Operating Income	$58,855	$63,286	(7.0)%	$265,988	$291,160	(8.6)%

Financial Services segment full-year operating income of $266.0 million was down 8.6 percent.

Other Results

Cash and marketable securities were $833.9 million at the end of the year, compared to $1.21 billion at the end of 2018. Harley-Davidson generated $868.3 million of cash from operating activities in 2019 compared to $1.21 billion in 2018. The company paid a cash dividend of $0.375 per share in the fourth quarter, and a cumulative total of $1.50 per share on a full-year basis. On a discretionary basis, Harley-Davidson repurchased 2.2 million shares of its common stock during the quarter for $78.7 million, and 8.2 million shares for $286.7 million on a full-year basis. During the quarter, there were 154.9 million weighted-average diluted common shares outstanding. At the end of the quarter, 8.2 million shares remained on a board-approved share repurchase authorization.

Harley-Davidson's full-year effective tax rate was 24.0 percent.

2020 Outlook

For the full-year 2020, the company expects the following:

•	Motorcycles segment revenue of approximately $4.53 to $4.66 billion. In the first quarter, the company expects Motorcycles segment revenue of approximately 1.09 to 1.17 billion

•	Motorcycles segment operating margin as a percent of revenue of approximately 7 to 8 percent

•	Financial Services segment operating income approximately flat year-over-year

•	Effective tax rate of approximately 24 to 25 percent

•	Capital expenditures of approximately $215 million to $235 million

1 Data and analysis based on IHS Markit Motorcycles in Operation (MIO) data for On-highway and Dual purpose bikes in the U.S. Snapshot based on data as of Dec. 31, 2019 compared to Dec. 31, 2018.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has fulfilled dreams of personal freedom with an expanding range of leading-edge, distinctive and customizable motorcycles in addition to riding experiences and exceptional motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more about how Harley-Davidson is Building the Next Generation of Riders at www.harley-davidson.com.

Webcast Presentation

Harley-Davidson will discuss fourth quarter and full-year 2019 results and its outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures

This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS excluding restructuring plan costs and the impact of recent EU and China tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative included in Motorcycles and Related Products cost of goods sold. The impact of recent EU and China tariffs includes incremental European Union and China tariffs imposed beginning in 2018 on the company's products shipped from the U.S., as well as incremental U.S. tariffs imposed beginning in 2018 on certain items imported from China. The impact of recent EU and China tariffs excludes higher metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with the approach used for 2018 to determine performance relative to financial objectives under the company’s incentive compensation plans. A reconciliation of these non-GAAP measures from the comparable GAAP measure is included later in this press release.
Forward-Looking Statements

The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," “may,” “will,” "estimates," “is on-track” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson accelerated plan for growth that the company disclosed on July 30, 2018 and updated September 24, 2019, and strengthen its existing business while enabling growth, (ii) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell product internationally, and the cost of raw materials and components, (iii) execute its strategy of growing ridership, globally, (iv) successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) successfully launch a smaller displacement motorcycle in India, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and ASEAN countries that does not subject its motorcycles to incremental tariffs, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business, (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, (xxix) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets, (xxx) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xxxi) accurately predict the margins of its Motorcycles & Related Products segment in light of, among other things, tariffs, the cost associated with the More Roads to Harley-Davidson plan, the company’s manufacturing optimization plan, and the company’s complex global supply chain, and (xxxii) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner.

The company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Motorcycles and Related Products revenue	$874,095	$955,633	$4,572,678	$4,968,646
Gross profit	220,639	263,577	1,342,880	1,616,850
Selling, administrative and engineering expense	266,428	303,763	1,020,907	1,101,086
Restructuring expense	671	19,357	32,353	93,401
Operating (loss) income from Motorcycles and Related Products	(46,460)	(59,543)	289,620	422,363

Financial Services revenue	198,176	190,229	789,111	748,229
Financial Services expense	139,321	126,943	523,123	457,069
Operating income from Financial Services	58,855	63,286	265,988	291,160

Operating income	12,395	3,743	555,608	713,523
Other income (expense), net	4,657	1,530	16,514	3,039
Investment income (loss)	4,401	(1,679)	16,371	951
Interest expense	7,774	7,704	31,078	30,884
Income (loss) before income taxes	13,679	(4,110)	557,415	686,629
Income tax provision (benefit)	183	(4,605)	133,780	155,178
Net income	$13,496	$495	$423,635	$531,451

Earnings per share:
Basic	$0.09	$0.00	$2.70	$3.21
Diluted	$0.09	$0.00	$2.68	$3.19

Weighted-average shares:
Basic	153,947	162,073	157,054	165,672
Diluted	154,913	163,014	157,804	166,504

Cash dividends per share:	$0.375	$0.370	$1.500	$1.480

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Income excluding restructuring plan costs and the impact of recent EU and China tariffs
Net income (GAAP)	$13,496	$495	$423,635	$531,451
Restructuring plan costs	973	22,944	42,688	106,314
Impact of recent EU and China tariffs	20,881	13,363	97,852	23,675
Tax effect of adjustments(1)	(4,568)	(8,804)	(33,729)	(31,522)
Adjustments, net of tax	17,286	27,503	106,811	98,467
Adjusted net income (non-GAAP)	$30,782	$27,998	$530,446	$629,918

Diluted EPS excluding restructuring plan costs and the impact of recent EU and China tariffs
Diluted EPS (GAAP)	$0.09	$0.00	$2.68	$3.19
Adjustments net of tax, per share	0.11	0.17	0.68	0.59
Adjusted diluted EPS (non-GAAP)	$0.20	$0.17	$3.36	$3.78
(1) The income tax effect of adjustments has been computed using the company's effective income tax rate

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$833,868	$1,203,766
Marketable securities	—	10,007
Accounts receivable, net	259,334	306,474
Finance receivables, net	2,272,522	2,214,424
Inventories, net	603,571	556,128
Restricted cash	64,554	49,275
Other current assets	168,974	144,368
	4,202,823	4,484,442
Finance receivables, net	5,101,844	5,007,507
Other long-term assets	1,223,492	1,173,715
	$10,528,159	$10,665,664
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$876,668	$885,991
Short-term debt	571,995	1,135,810
Current portion of long-term debt, net	1,748,109	1,575,799
	3,196,772	3,597,600
Long-term debt, net	5,124,826	4,887,667
Pension and postretirement healthcare liabilities	128,651	202,229
Other long-term liabilities	273,911	204,219

Shareholders’ equity	1,803,999	1,773,949
	$10,528,159	$10,665,664

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$868,272	$1,205,921

Cash flows from investing activities:
Capital expenditures	(181,440)	(213,516)
Finance receivables, net	(347,605)	(427,148)
Acquisition of business	(7,000)	—
Other investing activities	27,919	(21,605)
Net cash used by investing activities	(508,126)	(662,269)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,203,236	1,591,828
Repayments of medium-term notes	(1,350,000)	(877,488)
Proceeds from securitization debt	1,021,453	—
Repayments of securitization debt	(353,251)	(257,869)
Net decrease in credit facilities and unsecured commercial paper	(563,453)	(135,356)
Borrowings of asset-backed commercial paper	177,950	509,742
Repayments of asset-backed commercial paper	(318,006)	(212,729)
Dividends paid	(237,221)	(245,810)
Repurchase of common stock	(296,520)	(390,606)
Issuance of common stock under employee stock option plans	3,589	3,525
Net cash used by financing activities	(712,223)	(14,763)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,305)	(15,351)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(354,382)	$513,538

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,259,748	$746,210
Net (decrease) increase in cash, cash equivalents and restricted cash	(354,382)	513,538
Cash, cash equivalents and restricted cash, end of period	$905,366	$1,259,748

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$833,868	$1,203,766
Restricted cash	64,554	49,275
Restricted cash included in Other long-term assets	6,944	6,707
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$905,366	$1,259,748

Adoption of New Accounting Standards:
On January 1, 2019, the company adopted Accounting Standards Update 2016-02 Leases using the modified retrospective method. As a result, the company recognized a right-of-use lease asset of approximately $60 million and a corresponding lease liability.

Motorcycles and Related Products Revenue
and Motorcycle Shipment Data
(Revenue in thousands)

	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
MOTORCYCLES AND RELATED PRODUCTS REVENUE
Motorcycles	$666,287	$738,167	$3,538,269	$3,882,963
Parts & Accessories	129,266	142,168	713,400	754,663
General Merchandise	57,187	58,444	237,566	241,964
Licensing	8,818	9,231	35,917	38,676
Other	12,537	7,623	47,526	50,380
	$874,095	$955,633	$4,572,678	$4,968,646
MOTORCYCLE SHIPMENTS
United States	22,845	24,376	124,326	132,433
International	17,609	19,113	89,613	96,232
	40,454	43,489	213,939	228,665
MOTORCYCLE PRODUCT MIX
Touring	15,147	17,817	91,018	101,942
Cruiser(1)	16,685	16,578	76,052	78,529
Sportster® / Street	8,622	9,094	46,869	48,194
	40,454	43,489	213,939	228,665
(1) Includes Softail®, CVOTM, and LiveWireTM

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
United States	20,204	20,849	125,960	132,868

Europe(2)	6,115	6,212	38,441	41,179
EMEA - Other	1,072	1,141	5,645	5,423
Total EMEA	7,187	7,353	44,086	46,602

Asia Pacific(3)	4,534	4,303	17,753	18,429
Asia Pacific - Other	3,157	2,941	11,760	10,295
Total Asia Pacific	7,691	7,244	29,513	28,724

Latin America	2,513	2,515	9,768	10,167
Canada	1,159	1,350	8,946	9,690
Total international retail sales	18,550	18,462	92,313	95,183
Total worldwide retail sales	38,754	39,311	218,273	228,051

(1)
Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the company. The company must rely on information that its dealers supply concerning new retail sales, and the company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2)	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

(3)	Asia Pacific data includes Japan, Australia, New Zealand and Korea
Motorcycle Registration Data(1)

	Twelve months ended
	December 31, 2019	December 31, 2018
United States(2)	252,842	263,750
Europe(3)	425,998	397,669
(1) Data includes on-road models with internal combustion engines with displacements greater than 600cc's and in the United States electric motorcycles with kilowatt peak power equivalents greater than 600cc's (601+cc). On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles. Registration data for Harley-Davidson Street® 500 motorcycles is not included in this table.
(2) United States data is derived from information provided by Motorcycle Industry Council. This third-party data is subject to revision and update.
(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles, an independent agency. This third-party data is subject to revision and update.